UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 14, 2009

CenturyTel, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	1-7784	72-0651161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 CenturyTel Drive
Monroe, Louisiana	71203
(Address of principal executive offices)	(Zip Code)

(318) 388-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry Into a Material Definitive Agreement.

On September 14, 2009, we entered into an Underwriting Agreement with Banc of America Securities LLC, Barclays Capital Inc., J.P. Morgan Securities Inc., Wells Fargo Securities Inc. and the other underwriters named in Schedule 1 thereto (the “Underwriters”), pursuant to which we agreed to issue and sell to the Underwriters $650 million of our debt securities, consisting of $400 million aggregate principal amount of our 7.60% Senior Notes, Series P, due 2039 and $250 million aggregate principal amount of our 6.15% Senior Notes, Series Q, due 2019 (collectively, the “Notes”).

Certain underwriters or their affiliates may engage, or have engaged in, various general financing and banking transactions from time to time with us or our affiliates for which they have received, or will receive, customary compensation. Affiliates of certain of the underwriters are lenders under our existing $728 million revolving credit facility. J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, an affiliate of Wells Fargo Securities, LLC, were joint bookrunners and co-lead arrangers for this facility, and their affiliates act as the administrative agent and the syndication agent, respectively. An affiliate of Banc of America Securities LLC acts as a co-documentation agent under this facility. In addition, affiliates of certain of the underwriters are lenders under Embarq Corporation's existing $800 million revolving credit facility.

A copy of the Underwriting Agreement and the related Price Determination Agreement are filed as Exhibits 1.1 and 1.2 to this Report.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.              Financial Statements and Exhibits.

On September 14, 2009, CenturyTel, Inc. filed a press release announcing that it priced $250 million of 10-year unsecured notes and $400 million of 30-year unsecured notes.  The complete press release is included as Exhibit 99.1.

(d)           Exhibits

1.1           Underwriting Agreement, dated September 14, 2009, by and among us and the Underwriters.

1.2           Price Determination Agreement, dated September 14, 2009, by and among us and the Underwriters.

99.1           Press release dated September 14, 2009 announcing pricing of $650 million of debt securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURYTEL, INC.

By: /s/ Neil A. Sweasy
Neil A. Sweasy
Vice President and Controller
Dated: September 16, 2009